Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES

LESLIE D. BIDDLE TO JOIN BOARD OF DIRECTORS

NEW YORK CITY, March 7, 2017 – Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that Leslie D. Biddle has joined its Board of Directors, effective March 6, 2017.

She is a Partner and President at Serengeti Asset Management. Prior to joining Serengeti in 2013, Ms. Biddle spent nearly 10 years at Goldman Sachs, where she became a Partner and was most recently Global Head of Commodity Sales and the CFO of the firm’s investments in the metals and mining sector. Earlier, Ms. Biddle was a Vice President at the AES Corporation focusing on project finance and power plant development. She also served as a Vice President at the Overseas Investment Corporation, providing political risk insurance and financing to US companies expanding overseas. Ms. Biddle is a member of the Board of Directors of GoldMoney, Inc. (TSX) in Canada. She earned a bachelor’s degree from Colby College, where she is a member of the Board of Trustees.

“Leslie adds valuable perspective as a member of our Board of Directors, with extensive experience in global investment and finance,” said Anthony E. Malkin, Empire State Realty Trust’s Chairman and Chief Executive Officer. “We are pleased and excited to welcome her to Empire State Realty Trust.”

Ms. Biddle added, “I am delighted to join Empire State Realty Trust’s Board of Directors and such an accomplished leadership team.”

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous office building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of December 31, 2016, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 724,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond ESRT’s control and could materially affect actual results, performance or achievements. Such factors and risks include, without limitation, a failure of conditions or performance regarding any event or transaction described above, regulatory changes, and other risks and uncertainties described from time to time in ESRT’s filings with the SEC. Except as may be required by law, ESRT does not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Empire State Realty Trust Investor Relations

212-850-2678

IR@empirestaterealtytrust.com